Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Operating Performance Drives Ball’s Improved Results

Highlights
●	Third quarter 2012 comparable earnings per diluted share increased 11 percent, to 90 cents vs. 81 cents in 2011, after negative impact of euro translation of 3 cents

●	Aerospace backlog increased to record $1.1 billion

●	Full-year free cash flow expected to be at least $500 million

●	Full-year share buyback expected to be at least a net $500 million

BROOMFIELD, Colo., Oct. 25, 2012—Ball Corporation (NYSE:BLL) today reported third quarter net earnings attributable to the corporation of $115.1 million (including after tax charges of $26.4 million, or 17 cents per diluted share, in the quarter for business consolidation costs, discontinued operations and other activities), or 73 cents per diluted share, on sales of $2.3 billion, compared to $132.1 million, or 79 cents per diluted share, on sales of $2.3 billion in the third quarter of 2011. Results for the first nine months of 2012 were net earnings attributable to the corporation of $342.9 million (including year-to-date after tax charges of $41.2 million, or 26 cents per diluted share, for business consolidation costs, discontinued operations, debt refinancing costs and other activities), or $2.16 per diluted share, on sales of $6.6 billion, compared to $366.5 million, or $2.15 per diluted share, on sales of $6.6 billion in the first nine months of 2011.
Comparable 2012 earnings per diluted share for the third quarter and year-to-date were 90 cents and $2.42 respectively, versus third quarter and year-to-date 2011 comparable earnings per diluted share of 81 cents and $2.24, respectively. Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“Ball Corporation’s comparable third quarter and nine month results improved over 2011 results, even with muted global economic growth,” said John A. Hayes, president and chief executive officer. “We continue to maximize value in all our operations, while also benefiting from the contributions from our new, emerging market plants, as we make progress on our Drive for 10 strategies.”

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $142.2 million in the third quarter on sales of $1.2 billion, compared to $120.1 million on sales of $1.1 billion in the third quarter of 2011. For the first nine months, comparable segment operating earnings were $384.5 million on sales of $3.4 billion, compared to $361.8 million on sales of $3.3 billion during the same period in 2011.
While sales volumes in North America were relatively flat year to date compared to last year, a continued focus on controlling costs and growth in specialty packaging contributed to higher comparable segment operating earnings in the third quarter and for the first nine months compared to 2011. Year-to-date sales volumes in Brazil and China grew by approximately 15 percent, with new plants in Alagoinhas, Brazil, and Qingdao, China, contributing to improved results. During the quarter, Ball announced plans to close 12-ounce beverage can and end manufacturing plants in Columbus, Ohio, and Gainesville, Fla. (for financial details, see Note 2).

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, results in the quarter were comparable segment operating earnings of $61.8 million on sales of $493.4 million, compared to $64.9 million on sales of $515.7 million in 2011. Results for the first nine months were comparable segment operating earnings of $181.2 million on sales of $1.5 billion, compared to $202.7 million on sales of $1.6 billion in 2011.
Comparable European third quarter operating results on a euro basis were up 8 percent, however, on a U.S. dollar basis were lower due to a weaker euro exchange rate. Beverage can volumes were up mid-single digits through the first nine months and the extruded aluminum packaging volumes in Europe were up 10 percent. During the quarter, the company completed the move of its European headquarters to Zurich, Switzerland (see Note 2).

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, results in the third quarter were comparable segment operating earnings of $42.6 million on sales of $403.2 million, compared to $39.5 million in 2011 on sales of $413.2 million. Year-to-date results were comparable segment operating earnings of $102.5 million on sales of $1.1 billion, compared to $120.6 million on sales of $1.1 billion in 2011. Segment volumes for the first nine months were down high single digits vs. 2011, due primarily to the impact of the Midwest drought on the seasonal fruit and vegetable harvest. Year-to-date segment earnings were below last year due to inventory gains made in 2011 that were not realized in 2012.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Earlier this month, Ball announced its intention to acquire Envases del Plata S.A. de C.V, a leading extruded aluminum aerosol packaging producer with a manufacturing facility in San Luis Potosí, Mexico, and to form a new joint venture in Argentina that will combine Ball’s and Envases del Plata Group’s steel and aluminum aerosol packaging operations in Argentina and Brazil. The acquisition will provide a platform to grow Ball’s North American extruded aluminum packaging business, while the joint venture will leverage the combined strengths of the two companies’ aerosol can businesses in Argentina and Brazil. The acquisition is expected to close later this year, subject to certain closing conditions and regulatory approvals.

Aerospace and Technologies

Aerospace and technologies results were comparable segment operating earnings of $22.5 million on sales of $219.9 million in the third quarter, compared to $21.2 million on sales of $208.4 million in 2011. For the first nine months, comparable segment operating earnings were $62.4 million on sales of $631.8 million compared to $61.6 million on sales of $599.5 million during the same period last year. Backlog at the end of the quarter reached a record $1.1 billion.
Continued exceptional program performance drove improved segment results. During the quarter, Ball’s STPSat-3 was chosen to host the Solar Total Irradiance Monitor (TIM) instrument in a cooperative agreement between NOAA, NASA and the U.S. Air Force. In September, Ball began the process of shipping the finished NASA James Webb Space Telescope mirrors from Ball’s Boulder, Colo., facilities to Goddard Space Flight Center in Maryland. Ball is responsible for the Webb’s optical technology and lightweight mirror system. The telescope is scheduled to launch in October 2018.

Outlook

“We continue to expect full year 2012 free cash flow to be at least a half a billion dollars as we manage our capital spending plans to align with global economic trends,” said Scott C. Morrison, senior vice president and chief financial officer. “The majority of 2012 free cash flow is expected to be returned to shareholders through share repurchases and dividends.”
“We are proactively focusing on cost optimization and growth opportunities that will drive future performance and continued strong free cash flow,” Hayes said. “Our company’s full-year performance remains on track to achieve our 10 to 15 percent diluted earnings per share growth goal in 2012.”
    Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

reported 2011 sales of more than $8.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation (NYSE: BLL) will hold its regular quarterly conference call on the company’s results and performance on Oct. 25, 2012, at 7:30 a.m. Mountain Time (9:30 a.m. Eastern). The North American toll-free number for the call is 800-732-6870. International callers should dial 212-231-2906. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/j45t8ccr/lan/en

For those unable to listen to the live call, a taped replay will be available at 9:30 a.m. Mountain Time on Oct. 25, 2012, until 9:30 a.m. Mountain Time on Nov. 1, 2012. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21606230. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Third Quarter 2012)

Unaudited Condensed Consolidated Statements of Earnings

	Three months ended		Nine months ended
	September 30,	October 2,	September 30,	October 2,
($ in millions, except per share amounts)	2012	2011	2012	2011

Net sales	$2,282.5	$2,258.3	$6,621.5	$6,579.2

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,866.1)	(1,862.2)	(5,444.6)	(5,378.4)
Depreciation and amortization	(74.7)	(74.5)	(210.2)	(222.2)
Selling, general and administrative	(86.3)	(89.7)	(284.5)	(282.2)
Business consolidation and other activities	(36.8)	(3.3)	(44.0)	(19.7)
	(2,063.9)	(2,029.7)	(5,983.3)	(5,902.5)

Earnings before interest and taxes	218.6	228.6	638.2	676.7

Interest expense	(44.2)	(43.0)	(134.2)	(134.7)
Debt refinancing costs	–	–	(15.1)	–
Total interest expense	(44.2)	(43.0)	(149.3)	(134.7)
Earnings before taxes	174.4	185.6	488.9	542.0
Tax provision	(51.7)	(47.6)	(129.7)	(160.2)
Equity in results of affiliates	(0.8)	0.8	(1.0)	1.9

Net earnings from continuing operations	121.9	138.8	358.2	383.7

Discontinued operations, net of tax	(2.2)	(1.3)	(2.9)	(2.9)

Net earnings	119.7	137.5	355.3	380.8

Less net earnings attributable to noncontrolling interests	(4.6)	(5.4)	(12.4)	(14.3)

Net earnings attributable to Ball Corporation	$115.1	$132.1	$342.9	$366.5

Earnings per share:
Basic–continuing operations	$0.76	$0.82	$2.22	$2.22
Basic–discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Total basic earnings per share	$0.75	$0.81	$2.20	$2.20

Diluted–continuing operations	$0.74	$0.80	$2.18	$2.17
Diluted–discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Total diluted earnings per share	$0.73	$0.79	$2.16	$2.15

Weighted average shares outstanding (000s):
Basic	153,604	163,898	155,561	166,779
Diluted	157,108	167,363	158,963	170,248

Condensed Financial Statements (Third Quarter 2012)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended
	September 30,	October 2,
($ in millions)	2012	2011

Cash Flows from Operating Activities:
Net earnings	$355.3	$380.8
Discontinued operations, net of tax	2.9	2.9
Depreciation and amortization	210.2	222.2
Deferred tax provision	15.4	14.3
Other, net	(6.0)	65.0
Changes in working capital	(188.5)	(236.7)
Cash provided by (used in) continuing operating activities	389.3	448.5
Cash provided by (used in) discontinued operating activities	(1.0)	(7.5)
Total cash provided by (used in) operating activities	388.3	441.0

Cash Flows from Investing Activities:
Capital expenditures	(206.9)	(323.8)
Business acquisitions, net of cash acquired	(15.3)	(295.2)
Other, net	18.0	(7.3)
Cash provided by (used in) investing activities	(204.2)	(626.3)

Cash Flows from Financing Activities:
Changes in borrowings, net	188.3	627.5
Issuances (purchases) of common stock, net	(304.9)	(381.3)
Dividends	(46.6)	(34.6)
Other, net	(6.6)	4.7
Cash provided by (used in) financing activities	(169.8)	216.3

Effect of currency exchange rate changes on cash	1.1	7.1

Change in cash	15.4	38.1
Cash–beginning of period	165.8	152.0
Cash–end of period	$181.2	$190.1

Condensed Financial Statements (Third Quarter 2012)

Unaudited Condensed Consolidated Balance Sheets

	September 30,	October 2,
($ in millions)	2012	2011

Assets
Current assets
Cash and cash equivalents	$181.2	$190.1
Receivables, net	1,206.3	1,107.6
Inventories, net	993.0	1,094.6
Deferred taxes and other current assets	189.8	181.6
Total current assets	2,570.3	2,573.9

Property, plant and equipment, net	2,220.2	2,242.5
Goodwill	2,249.1	2,283.1
Other assets, net	484.4	438.9

Total assets	$7,524.0	$7,538.4

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$401.7	$479.2
Payables and other accrued liabilities	1,428.4	1,306.4
Total current liabilities	1,830.1	1,785.6

Long-term debt	2,932.1	2,977.5
Other long-term liabilities	1,291.7	1,207.3
Shareholders’ equity	1,470.1	1,568.0

Total liabilities and shareholders’ equity	$7,524.0	$7,538.4

Notes to the Condensed Financial Statements (Third Quarter 2012)

1.	Business Segment Information

	Three months ended		Nine months ended
	September 30,	October 2,	September 30,	October 2,
($ in millions)	2012	2011	2012	2011

Net sales–
Metal beverage packaging, Americas & Asia	$1,169.6	$1,125.4	$3,426.9	$3,321.8
Metal beverage packaging, Europe	493.4	515.7	1,512.6	1,566.6
Metal food & household packaging, Americas	403.2	413.2	1,061.2	1,103.6
Aerospace & technologies	219.9	208.4	631.8	599.5
Corporate and intercompany eliminations	(3.6)	(4.4)	(11.0)	(12.3)
Net sales	$2,282.5	$2,258.3	$6,621.5	$6,579.2

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$142.2	$120.1	$384.5	$361.8
Business consolidation and other activities	(31.5)	(1.4)	(32.9)	(14.8)
Total metal beverage packaging, Americas & Asia	110.7	118.7	351.6	347.0

Metal beverage packaging, Europe	61.8	64.9	181.2	202.7
Business consolidation and other activities	(3.5)	–	(6.2)	(2.9)
Total metal beverage packaging, Europe	58.3	64.9	175.0	199.8

Metal food & household packaging, Americas	42.6	39.5	102.5	120.6
Business consolidation and other activities	–	(1.4)	–	(1.4)
Total metal food & household packaging, Americas	42.6	38.1	102.5	119.2

Aerospace & technologies	22.5	21.2	62.4	61.6

Segment earnings before interest and taxes	234.1	242.9	691.5	727.6

Undistributed corporate expenses and intercompany eliminations, net	(13.7)	(13.8)	(48.4)	(50.3)
Business consolidation and other activities	(1.8)	(0.5)	(4.9)	(0.6)
Total undistributed corporate expenses, net	(15.5)	(14.3)	(53.3)	(50.9)

Earnings before interest and taxes	$218.6	$228.6	$638.2	$676.7

Notes to the Condensed Financial Statements (Third Quarter 2012)

2.	Significant Business Consolidation Activities and Other Noncomparable Items

2012

In August 2012, Ball announced plans to close its Columbus, Ohio, U.S., beverage can manufacturing facility and its Gainesville, Florida, U.S., can end facility. The two facilities are being closed in order to consolidate the company’s 12-ounce beverage can and can end production capacity to meet changing market demand. In connection with the closures, the company recorded initial charges of $31.3 million ($19.0 million after tax) in the third quarter. Additional charges to close the facilities of approximately $33 million ($21 million after tax) are expected to be recorded through the first half of 2013, the majority of which will be recorded in the fourth quarter of 2012.

The third quarter and first nine months of 2012 included charges of $4.2 million ($3.0 million after tax) and $9.6 million ($6.8 million after tax), as well as $1.3 million of additional tax expense, in connection with the relocation of the company’s European headquarters from Germany to Switzerland completed during the third quarter of 2012.

The third quarter and first nine months of 2012 also included net charges of $1.3 million ($0.9 million after tax) and $3.1 million ($2.0 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant costs.

2011

In January 2011, Ball announced plans to close its Torrance, California, U.S., beverage can manufacturing facility; relocate a 12-ounce beverage can line from the Torrance facility to its Whitby, Ontario, Canada, facility; and expand specialty can production in its Fort Worth, Texas, U.S., facility. The company recorded charges of $1.4 million ($0.9 million after tax) and $14.2 million ($8.6 million after tax) during the third quarter and first nine months of 2011, respectively, in connection with these activities. The land and building were sold during the fourth quarter of 2011 for a gain of $6.9 million ($4.2 million after tax). In September 2011, the company discontinued production of certain products in a facility and recorded a charge of $1.4 million in connection with the discontinuance.

Also in January 2011, the company acquired Aerocan S.A.S. for €221.7 million ($295.2 million) in cash and assumed debt. During the first quarter, the company recorded transaction costs of $2.9 million ($1.9 million after tax) related to the acquisition.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three months ended		Nine months ended
	September 30,	October 2,	September 30,	October 2,
($ in millions, except per share amounts)	2012	2011	2012	2011

Net earnings attributable to Ball Corporation, as reported	$115.1	$132.1	$342.9	$366.5
Discontinued operations, net of tax	2.2	1.3	2.9	2.9
Business consolidation and other activities, net of tax	24.2	2.0	29.1	12.1
Debt refinancing costs, net of tax	–	–	9.2	–
Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$141.5	$135.4	$384.1	$381.5
Per diluted share before above transactions	$0.90	$0.81	$2.42	$2.24

A summary of the effects of the above transactions on earnings before interest and taxes follows:

	Three months ended		Nine months ended
	September 30,	October 2,	September 30,	October 2,
($ in millions)	2012	2011	2012	2011

Earnings before interest and taxes, as reported	$218.6	$228.6	$638.2	$676.7
Business consolidation and other activities	36.8	3.3	44.0	19.7
EBIT before above transactions (Comparable EBIT)	$255.4	$231.9	$682.2	$696.4

Ball’s management separates the above comparable items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited condensed consolidated statements of earnings. Non-U.S. GAAP measures should not be considered in isolation.